As filed with the Securities and Exchange Commission on October 7, 2008

Registration Statement No. 333-145854

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ELDORADO GOLD CORPORATION

(Exact name of registrant as specified in its charter)

Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1188-550 Burrard Street

Bentall 5

Vancouver, British Columbia

Canada V6C 2B5

(Address of principal executive offices)

ELDORADO GOLD CORPORATION INCENTIVE STOCK OPTION PLAN (EMPLOYEES,
CONSULTANTS & ADVISORS), AMENDED AND RESTATED AS OF MAY 1, 2008

INCENTIVE STOCK OPTION PLAN OF ELDORADO GOLD CORPORATION

(OFFICERS & DIRECTORS), AMENDED AND RESTATED AS OF MAY 1, 2008

(Full titles of plans)

CT Corporation

111 Eighth Avenue, 13 Floor

New York, NY 10011

(Name and address of agent for service)

(212) 894-8940

(Telephone number, including area code, of agent for service)

Copies to:

Kenneth G. Sam, Esq.

Dorsey & Whitney LLP

Republic Plaza Building, Suite 4700

370 Seventeenth Street

Denver, CO 80202-5647

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “Accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act (Check one):

Large Accelerated Filer	Accelerated Filer	Non-Accelerated Filer	Smaller Reporting Company

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares issuable under the Incentive Stock Option Plan of Eldorado Gold Corporation (Officers & Directors) Amended and Restated as of May 1, 2008	2,723,191 (1)	$5.45 (2)	$14,841,390.95	$584
Common Shares issuable under the Eldorado Gold Corporation Incentive Stock Option Plan (Employees, Consultants & Advisors), Amended and Restated as of May 1, 2008	3,403,980 (3)	$5.45 (2)	$18,551,691.00	$729
TOTAL	6,127,171		$33,393,081.95	$1,313

(1)

Additional Common Shares, without par value, offered by the Registrant pursuant to the Incentive Stock Option Plan of Eldorado Gold Corporation (Officers & Directors) Amended and Restated as of May 1, 2008.

(2)

The proposed maximum offering price per share and the registration fee were calculated in accordance with Rule 457(c) and (h) based on the average high and low prices of for the Registrant’s common shares on October 6, 2008, as quoted on the American Stock Exchange.

(3)

Additional Common Shares, without par value, offered by the Registrant pursuant to the Eldorado Gold Corporation Incentive Stock Option Plan (Employees, Consultants & Advisors), Amended and Restated as of May 1, 2008.

EXPLANATORY NOTE

On September 4, 2007, Eldorado Gold Corporation (the “Company”) filed a Registration Statement on Form S-8 (SEC File No. 333-145854) to register 8,100,331 common shares of the Company issuable upon exercise of options or rights granted or to be granted under the Company’s Incentive Stock Option Plan of Eldorado Gold Corporation (Officers & Directors), Amended and Restated as of April 28, 2005 and the Company’s Eldorado Gold Corporation Incentive Stock Option Plan (Employees, Consultants & Advisors), Amended and Restated as of April 28, 2005. The Form S-8 (SEC File No. 333-145854) acted as a post-effective amendment, pursuant to Rule 429 of the Securities Act of 1933, as amended, to the Company’s Registration Statements on Form S-8 (SEC File No. 333-122683) and (SEC File No. 333-107138).

On March 25, 2008, the Company’s Board of Directors approved and on May 1, 2008 the Company’s shareholders approved an increase in the number of common shares issuable pursuant to stock options under Incentive Stock Option Plan of Eldorado Gold Corporation (Officers & Directors) from 11,058,350 to 13,781,541. Accordingly, the Company hereby registers an additional 2,723,191 common shares for issuance under its Incentive Stock Option Plan of Eldorado Gold Corporation (Officers & Directors), Amended and Restated as of May 1, 2008, the difference between the old ceiling and the new ceiling.

On March 25, 2008, the Company’s Board of Directors approved and on May 1, 2008 the Company’s shareholders approved an increase in the number of common shares issuable pursuant to stock options under the Eldorado Gold Corporation Incentive Stock Option Plan (Employees, Consultants & Advisors) from 13,822,947 to 17,226,927. Accordingly, the Company hereby registers an additional 3,403,980 common shares for issuance under Eldorado Gold Corporation Incentive Stock Option Plan (Employees, Consultants & Advisors), Amended and Restated as of May 1, 2008, the difference between the old ceiling and the new ceiling.

The contents of the Registrant’s Registration Statement on Form S-8 (File No. 333-145854), as filed with the SEC on September 4, 2007, are incorporated by reference herein.

EXHIBITS

Number	Exhibit
4.1	Incentive Stock Option Plan of Eldorado Gold Corporation (Employees, Consultants and Advisors), Amended and Restated as of May 1, 2008
4.2	Incentive Stock Option Plan of Eldorado Gold Corporation (Officers & Directors), Amended and Restated as of May 1, 2008
5.1	Opinion of Fasken Martineau DuMoulin
23.1	Consent of Fasken Martineau DuMoulin (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP
24.1	Power of Attorney (See Signature Pages)

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada on October 7, 2008.

Eldorado Gold Corporation (Registrant) By: /s/ Paul N. Wright Paul N. Wright President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Paul N. Wright, Earl W. Price and Dawn L. Moss, his attorney-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Paul N. Wright Paul N. Wright	President, Chief Executive Officer and Director	October 7, 2008
/s/ Earl W. Price ___________________________________ Earl W. Price	Chief Financial Officer	October 7, 2008
/s/ Hugh C. Morris Hugh C. Morris	Director	October 7, 2008
/s/ Wayne D. Lenton Wayne D. Lenton	Director	October 7, 2008
/s/ John S. Auston John S. Auston	Director	October 7, 2008
/s/ K. Ross Cory K. Ross Cory	Director	October 7, 2008
/s/ Robert R. Gilmore Robert R. Gilmore	Director	October 7, 2008
/s/ Donald Shumka Donald Shumka	Director	October 7, 2008

/s/ Geoffrey Handley Geoffrey Handley	Director	October 7, 2008

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

/s/ Robert R. Gilmore Robert R. Gilmore	Authorized Representative in United States	October 7, 2008